Exhibit 4.1

DESCRIPTION OF COMMON STOCK
The following is a brief description of the securities of Craft Brew Alliance, Inc., a Washington corporation (the "Company"), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of December 31, 2019 and March 11, 2020, the Company’s common stock is the only class of the Company’s securities registered under Section 12 of the Exchange Act. This description of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Washington Business Corporation Act and the full text of our articles of incorporation and bylaws.
Common Stock
The Company's Restated Articles of Incorporation (the "Articles") provide that the Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $0.005 per share ("Common Stock"). All shares of Common Stock, when duly issued and outstanding, are fully paid and nonassessable. The Company’s Common Stock trades on The Nasdaq Stock Market under the symbol “BREW.”
Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any of the Company’s securities. Shares of Common Stock have equal dividend, liquidation and other rights. Under Washington law, stockholders are generally not personally liable for corporate debts or obligations solely as a result of their status as stockholders.
Voting Rights
Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of shareholders, except with respect to the election of directors in certain circumstances.
The vote of shareholders required to approve an amendment to the Articles, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the Company's assets outside the usual and regular course of business, or dissolution of the Company, is the affirmative vote of a majority of all the votes entitled to be cast with respect to such matter. All other matters, except the election of directors, generally will be approved if the votes cast favoring the action exceed the votes cast opposing the action.
The Company’s bylaws provide that the Board shall consist of eight directors. Any vacancies may be filled by the affirmative vote of a majority of the directors present at a meeting of the Board at which a quorum is present, or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of all the directors in office, except that if a vacant director’s position was held by a director elected by one or more voting groups composed of less than all of the voting shareholders, such vacancy may only be filled by (i) the remaining directors, if any, elected by the same voting group or groups; or (ii) the shareholders in the voting group or groups that elected the director who formerly held the vacant position. A director elected to fill any vacancy shall hold office until the next meeting of the shareholders at which directors are elected, and until his or her successor has been elected and qualified.
Shareholders of the Company have the right to cumulate votes with respect to all elections of directors held while the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, if, prior to the record date for the shareholder meeting at which such election is to be held, the Company or a shareholder of the Company publicly announces that such shareholder, together with its affiliates, beneficially owns at least 30% of the Company's outstanding Common Stock, or the Company has received any notice or information from a shareholder indicating that it has such beneficial ownership and neither the Company nor the shareholder has publicly announced that it has ceased to have such beneficial ownership. As of March 11, 2020, Anheuser-Busch, LLC, was the beneficial owner of in excess of 30% of the Company's outstanding Common Stock. Therefore, cumulative voting will apply to the election of directors until there is a change in circumstances making it no longer applicable. Shareholders of the Company would also have the right to cumulate votes in the election of directors at any time that the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.
Dividends
Holders of Common Stock are entitled to dividends when, as and if declared by the Company's Board of Directors (the "Board") out of funds legally available therefor. Any holders of Preferred Stock would have a priority right to distributions and dividend payments over the holders of Common Stock. In the event of a liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of amounts owed to creditors and liquidation preferences applicable to any outstanding shares of Preferred Stock.
Preemptive Rights
The Articles provide that no shareholder will have any preemptive or preferential rights or subscription rights with respect to any shares of capital stock which may be issued or to any securities or obligations convertible into capital stock, or any warrant or option for the purchase of capital stock, except (i) to the extent provided by resolutions of the Board establishing a series of Preferred Stock, or (ii) by written agreement between such holder and the Company.
Preferred Stock
The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of Preferred Stock.
The Articles authorize the Board to issue up to 7,467,271 shares of Preferred Stock, par value $0.005 per share, in one or more series, without shareholder approval. As of March 11, 2020, no shares of Preferred Stock were outstanding.
The Board is authorized to determine, with respect to each series of Preferred Stock: (i) distinctive designations of such series and the number of shares which shall constitute such series; (ii) the annual dividend rate for such series, and the date or dates from which dividends shall begin to accrue; (iii) the price at which, and the terms and conditions on which, the shares of such series may be redeemable; (iv) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (v) the preferential amount or amounts payable on shares of such series in the event of the liquidation, dissolution or winding up of the Company; (vi) the voting rights, if any, of shares of such series; (vii) the terms and conditions, if any, upon which shares of such series may be converted and the securities into which such shares may be converted; (viii) the relative seniority, parity or junior rank of such series as to dividends or assets; and (ix) such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares of such series as the Board may, at the time of such resolution, lawfully fix and determine.
Each share of each series of Preferred Stock will be identical in all respects with all other shares of the same series. Preferred Stock does not have preemptive rights except as provided by written agreement between the holder and the Company or as provided by resolution of the Board establishing a series of Preferred Stock.
Article and Bylaw Provisions with Possible Anti-Takeover Effects
As described above, the Board is authorized to designate and issue shares of Preferred Stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire the Company.
The Board has the power to amend the Company's bylaws, which may also be amended by the shareholders.
Special meetings of the shareholders may be called by the Board, by the Chairman of the Board, by the President or, at any time while the Company is subject to the reporting requirements of Section 13 of the Exchange Act, by one or more shareholders holding at least 25% of all the shares entitled to be cast on any issue proposed to be considered at that meeting.
The shareholders may, at a special shareholders meeting called for the purpose of removing directors, remove the entire Board or any lesser number of directors, with or without cause. If a director has been elected by one or more voting groups, only those voting groups may participate in the vote as to removal. Also, as long as cumulative voting is authorized, a director may not be removed if a number of votes sufficient to elect such director under cumulative voting (computed on the basis of the number of votes actually cast at the meeting on the question of removal) is cast against such director’s removal.
Proposals of shareholders that are not eligible for inclusion in the proxy statement and proxy for the Company's annual meeting of shareholders, or that concern one or more nominations for election as directors at the annual meeting, must comply with the procedures contained in the Company's bylaws, including providing written notice of the nomination or proposal to the Company's Secretary, generally at least 120 days prior to the first anniversary of the date of the initial release to shareholders of the Company's proxy materials for the previous year's annual meeting.